Exhibit 5.1

June 5, 2026

The Metals Royalty Company Inc. 1900 Dome Tower 333 7th Ave SW Calgary, AB T2P 2Z1 Canada

Dear Sirs/Mesdames:

RE: The Metals Royalty Company Inc. - F-1 Registration Statement

We have acted as Canadian counsel to The Metals Royalty Company Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company of the Registration Statement on Form F-1 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the Selling Shareholders (as this term is defined in the Registration Statement) of up to 6,843,952 common shares in the capital of the Company (the “Common Shares”).

All capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

We have examined the Registration Statement and considered such questions of law, examined such statutes, regulations, public records and certificates of government officials and examined originals or copies certified, authenticated or otherwise identified to our satisfaction of such records of corporate proceedings, corporate documents attached to the public records, certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth, including, but not so as to limit the generality of the foregoing, the following:

(a)	a certificate of an officer of the Company as to certain factual matters concerning the Company (the “Company Certificate”);

(b)	a certificate of good standing for the Company issued by the British Columbia Registrar of Companies on June 4, 2026 (the “Company Certificate of Good Standing”);

(c)	the articles of the Company; and

(d)	certain resolutions of the Company’s directors.

In our examinations, we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures at all relevant times of any individual and, to the extent that any person has signed a document electronically, such person has applied his or her own electronic signature to the document;

(b)	the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronically transmitted copies, and the authenticity of the originals of such certified, conformed, photostatic, facsimile or electronically transmitted copies;

(c)	the accuracy and completeness of the factual information contained in the Company Certificate and that no act or event has occurred between the date of such certificate and the date hereof that would, in any manner, affect the accuracy or completeness thereof, or its relevance as a basis for any of the opinions set out below;

(d)	the accuracy and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein; and

(e)	that the statements made by governmental officials in certificates provided by them (including, without limitation, the Company Certificate of Good Standing) were true and correct as at the time they were made and continue to be true and correct from such time to the date of this opinion letter, and are true and correct as at the date hereof.

We are qualified to practice law in the Province of Ontario, Alberta, British Columbia and Quebec. We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein (in each case in effect as of the date hereof).

The opinions hereinafter expressed are (except where otherwise noted) based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

With respect to our opinions below, we have relied, insofar as such opinions relate to questions of fact, upon the Company Certificate.

With respect to the opinion in paragraph 1 below, we have relied solely and without independent verification on the Company Certificate of Good Standing.

Based and relying upon the foregoing, we are of the opinion that, on the date hereof:

1.	The Company is a corporation existing under the Business Corporations Act (British Columbia).

2.	6,843,952 Common Shares have been validly issued, fully paid and are non-assessable common shares of the Company.

This opinion letter is being issued solely in connection with the Registration Statement. This opinion letter may not be relied upon by any other persons or in connection with any other transaction or quoted from or referred to in any other documents, without our prior written consent. This opinion letter is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any changes in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the headings “Legal Matters” and “Enforcement of Civil Liabilities” as regards Canadian law in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

(signed) Blakes, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP